Exhibit No. 99.1

WorldGate Builds for Growth with Announcement of New Senior Management and New Board Member

Industry Leaders Allan Van Buhler and Christopher Vitale
Join Next Generation Leadership Team.  Brian Fink Appointed to Board of Directors.

TREVOSE, PA & CONCORD, NC—(BUSINESS WIRE)—WorldGate Communications, Inc. (OTCBB –WGAT.OB), a leading provider of next-generation video phone solutions announced that Allan Van Buhler has joined the company as Senior Vice President of Sales, Marketing and Business Development, Christopher Vitale has joined the company as General Counsel and Secretary, and Brian Fink has been appointed to the WorldGate Board of Directors.

“These leaders are seasoned telecommunications executives with the relationships, experience and leadership track record we need to bring our vision for WorldGate to fruition”, according to Robert Stevanovski, Chairman of WorldGate.  “That vision is bringing innovative video technology to customers around the world and the commitment to build long-term shareholder value.”

Biographies

Allan Van Buhler
Mr. Van Buhler is the Senior Vice President of Sales, Marketing and Business Development for WorldGate and a shareholder in WGI Investor, LLC.  In his new role, Mr. Van Buhler will drive WorldGate’s expansion in both new and existing markets.  He is a seasoned telecommunications industry executive with a proven track record of driving growth and revenue through a focus on new product introductions and distribution partnership.

Most recently he served as ACN’s Chief Marketing Officer responsible globally for ACN’s brand, its marketing strategy and all of its marketing functions including brand, channel and customer marketing, public relations, sales events, training, corporate communications and e-commerce platforms.  Prior to joining ACN, Mr. Van Buhler was Vice President and General Manager of Voice Services at Global Crossing where he was responsible for the P&L performance of Global Crossing’s $2 billion Voice Services Product Line.  While at Frontier, Mr. Van Buhler was also a co-founder of an internal start-up focusing on VoIP as a replacement for Frontier’s and later Global Crossing’s legacy voice network, growing the team to 125 people operating the world’s first and largest carrier class VoIP network carrying more than one billion minutes per month.  During his 15 years with Frontier and Global Crossing, Mr. Van Buhler held various executive management positions in Consumer and Business Market Management, Product Management, Product Development, Marketing, Finance and Network Operations.   Mr. Van Buhler holds a bachelor’s degree in finance from Wayne State University, and an MBA in marketing and finance from Wayne State University.

Christopher V. Vitale
Mr. Vitale is the General Counsel and Secretary for WorldGate.  In his role, Mr. Vitale will be responsible for managing all legal, secretarial governance, compliance, litigation, securities and governmental affairs for WorldGate.

Mr. Vitale was previously with the Philadelphia office of the national law firm of Morgan, Lewis & Bockius LLP.  At Morgan, Lewis, Mr. Vitale’s practice focused on corporate and securities matters, including mergers and acquisitions, public and private debt and equity offerings, corporate governance issues and general client counseling.  Mr. Vitale’s clients included private equity firms and public and emerging growth companies in the distribution, manufacturing, publishing, records management, software and technology, energy, investment management and engineering fields.  Prior to joining Morgan Lewis, Mr. Vitale was corporate counsel at Avaya Inc., and began his practice in the New York office of Sullivan & Cromwell LLP.  Mr. Vitale earned his J.D. cum laude from the University of Pennsylvania Law School, and his B.S. in accountancy and his B.M.E. in mechanical engineering, both degrees summa cum laude, from Villanova University.  Mr. Vitale is admitted to practice law in Pennsylvania, New Jersey, New York, and in front of the US Patent and Trademark Office.

Brian Fink
Brian Fink will serve on the WorldGate Board of Directors. Mr. Fink is Chief Information Officer for One Communications with responsibility for crafting the information technology strategy and for driving the key technology initiatives affecting the entire organization. His responsibilities include developing the strategic vision for the next generation operational support systems and the deployment of new technologies in support of One Communications business’ requirements. Previously, Mr. Fink served as CEO of IntegraTouch, LLC, a privately held solutions technology company specializing in billing and IT solutions. Prior to founding IntegraTouch, Mr. Fink was Senior Vice President of Systems and Product Development for Frontier and Global Crossing with responsibilities for defining and implementing the company's systems and product strategy to support the carrier, business services, local, and conferencing business units. Further, he pioneered the company's IP convergence and VoIP strategy and led the successful deployment of network, systems, and services to support this strategy.  Mr. Fink holds a Master of Science in Electrical Engineering from The Ohio State University, an MBA from Capital University, and a Bachelor of Science in Computer Engineering from Iowa State University.

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, expressions using the terminology “may,” “plans,” “expects,” “anticipates,” “forecasts,” and expressions which otherwise reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the factors described in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. No obligation is undertaken to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact
WorldGate
Jim McLoughlin, 215-354-5455
jmcloughlin@wgate.com